AGREEMENT

This Agreement (the “Agreement”), with an effective date of February 25, 2015, is entered into by Charles River Laboratories, Inc., with its principal place of business at 251 Ballardvale Street, Wilmington, Massachusetts 01887 (the “Company”) and Mr. Thomas F. Ackerman, an individual residing at 11 Atherton Circle, Lynnfield, MA 01940 (the “Employee”).

The Employee and the Company recently engaged in discussions regarding the Employee’s future employment and planned retirement from the Company. The Company desires to afford the Employee the opportunity to leave in a manner that ensures the smooth transition of his global responsibilities and allows the Company to benefit from post-employment consulting services to be provided by the Employee. The Employee desires to provide the Company with the benefit of a smooth and well-planned transition of the Employee’s responsibilities leading up to the conclusion of his employment and to provide the Company with post-employment consulting services under mutually agreeable terms.

Consequently, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term of Employment. The Company will continue to employ the Employee until February 29, 2016 (referred to hereafter as the “Final Day of Employment”). The Company agrees to continue to employ the Employee through the Final Day of Employment, subject to the terms and conditions specified below and the Employee agrees not to submit his voluntary resignation from employment with the Company at any time prior to the Final Day of Employment without providing at least ninety (90) days prior written notice. If the Employee should elect to voluntarily resign by delivering such notice, he understands and agrees that the first day of the one-year Consulting Period referenced in Section 3 below would be advanced to the first business day following the effective date of his resignation and would conclude on the one-year anniversary of such date, which could adversely impact the satisfaction of certain vesting requirements or the lapsing of certain restrictions under stock awards made to the Employee by the Company, as described in Section 5 of this Agreement.

2. Time Commitment. The Company and the Employee have mutually agreed that the amount of time to be devoted by the Employee to the Employee’s current responsibilities will diminish as those responsibilities are transitioned to others in anticipation of the Final Day of Employment. It is currently expected that the Employee will devote the Employee’s full time and attention to those responsibilities from the date of this Agreement through August 31, 2015. During that time, the Employee and the Chairman, President & CEO of the Company (the “CEO”) will mutually agree on the incremental adjustment of the Employee’s roles and responsibilities, taking into account the progressive transitioning of the Employee’s current position responsibilities to his successor. This adjustment of roles and responsibilities may be modified from time to time by mutual agreement.

3. Consulting Services. The Company desires to benefit from the Employee’s experience and financial expertise following the Employee’s Final Day of Employment and the Employee is willing to make his services periodically available to the Company on a consulting basis. Consequently, the Company and the Employee have agreed that, subject to Section 1 above, the Employee will provide the Company with consulting services (“Consulting Services”) from March 1, 2016 through February 28, 2017 (the “Consulting Period”). The average number of hours of Consulting Services to be provided will be established by the CEO, at his sole discretion, but in no event will the average number of hours of Consulting Services fall below one hundred twenty-five (125) hours per calendar quarter.

4. Salary/Consulting Fees. The Employee will continue to receive his current salary of $534,465 (the “Base Salary”), paid on a biweekly basis, through the Final Day of Employment. The Employee understands and agrees that the Employee will receive no base pay adjustment in FY2015 or in FY2016. To the extent that any services will be provided by the Employee working remotely, either as an employee or as a consultant, the Company will reimburse the Employee for all reasonable expenses associated with maintaining a home office through the last day of the Consulting Period. After the Employee converts to consultant status, he will be paid an hourly fee for Consulting Services equal to his current Base Salary computed at an hourly rate and will be reimbursed for all reasonable expenses incurred in connection with providing the Consulting Services.

5. Bonus/Stock Awards. The Employee will receive any earned bonus amounts attributable to: (i) FY2014 performance payable in February, 2015 and (ii) FY2015 performance payable in February, 2016, consistent with past practices. Similarly, the Employee will retain the benefit of any stock awards previously made to him by the Company, including continued vesting and the lapsing of restrictions up to and including the last day of the Consulting Period. The Employee understands and agrees that he will not participate in the Company’s EICP or any other bonus programs in FY2016, and that he will not receive any stock award from the Company in FY2016. The terms and conditions of any stock award agreements underlying any stock awards made to the Employee by the Company, either prior to or following the execution of this Agreement (collectively the “Award Agreements”) remain in full force and effect, with the Consulting Period counting toward the satisfaction of all vesting requirements or the lapsing of any restrictions. All such awards remain subject to the terms and conditions of the Award Agreements governing the respective awards, as well as the Company’s 2007 Incentive Plan (the “2007 Plan”). During FY2015, the Employee will be eligible to receive a stock award from the Company in February, consistent with past practices; provided, however, that the stock award to be made to the Employee in FY2015 will (i) be valued at $1 million at the time of grant; (ii) be subject to a one-year vesting requirement; and (iii) will contain a significant performance-based component tied to the Employee’s satisfactory transition of his current global responsibilities. For purposes of clarity, the provision of Consulting Services hereunder constitutes a service relationship with the Company, as contemplated by Section 4 of the 2007 Plan, which will commence without interruption upon the Employee’s conversion from employee to consultant status. To the extent that any of the Award Agreements (i) contemplates forfeiture of an award upon the cessation of employment or other service relationship; or (ii) provides a specified timeframe for the exercise of vested but unexercised stock option awards following cessation of such a relationship, the Administrator of the Plan expressly intends that the provision of Consulting Services under this Agreement constitutes such a service relationship.

6. Benefits. The Employee shall be entitled to Company-provided benefits and coverages including, without limitation, medical/dental coverage, insurance coverage, and participation in the Company’s 401(k) Plan through the Final Day of Employment. After this date, the Company will make medical/dental coverage available during the Consulting Period, should the Employee choose to continue his current coverage. Such coverage will be provided with the Employee paying the then-current contribution paid by regular full-time employees for his selected coverage. Following the conclusion of the Consulting Period, the Employee will have the opportunity to extend his selected coverage under COBRA. The Employee and the Company hereby agree that the Employee will cease to be eligible for any other Company benefits following the Final Day of Employment and that no Company contributions will be made to the Company’s Deferred Compensation Plan on the Employee’s behalf following the Final Day of Employment; provided, however, that any Company contributions previously made will continue to be maintained and distributed in accordance with the terms of the Deferred Compensation Plan following the Final Day of Employment.

7. Announcement of Retirement/Position Title. The Employee and the CEO will mutually agree on the date when the Employee’s retirement and pending departure from the Company will be announced, depending on the pace of the transition. Similarly, if a point is reached where it helps to better effect the transition, the Employee and the CEO will mutually agree on any title change that may be necessary in support of the transition. After the Employee converts to consulting status, his title will be “Senior Financial Advisor”.

8. Waiver of Severance. In consideration of the Company’s willingness to enter into this Agreement, the Employee hereby waives any and all severance benefits the Employee might be entitled to in connection with the termination of employment and/or the Employee’s resignation as an employee of the Company, whether contained in a policy, written agreement, or otherwise. Notwithstanding the foregoing, the Employee specifically retains any benefits made available to Officers of the Company under the Charles River Corporate Officer Separation Plan (the “Separation Plan”) in the event the Company elects to involuntarily terminate the Employee’s employment for reasons other than cause prior to the Final Day of Employment.

9. Entire Agreement. This Agreement, together with the Award Agreements, the 2007 Plan, the Separation Plan, and the Amended and Restated Agreement dated February 8, 2006 which affords the Employee certain benefits and protections in the event of a change in control of the Company while he is employed by the Company, constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

10. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts (regardless of its, or any other jurisdiction’s choice of law rules).

11. Successors and Assigns. The obligations of the Employee hereunder are personal and shall not be assigned by the Employee. However, the Company may assign its rights and obligations under this Agreement.

12. Miscellaneous. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only if made in writing and only in that instance, and shall not be construed as a bar or waiver of any right on any other occasion. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year set forth above.

CHARLES RIVER LABORATORIES, INC.	EMPLOYEE
By:	By:
/s/ James C. Foster	/s/ Thomas F. Ackerman

James C. Foster Chairman, President & CEO	Thomas F. Ackerman Corporate Executive Vice President & CFO
Date: 2/25/15	Date: 2/17/15